UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

Stellus Capital Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00971	46-0937320
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 292-5400

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

In a preliminary prospectus supplement dated today, Stellus Capital Investment Corporation (the “Company”) disclosed certain preliminary estimates of its financial condition and results of operations for the three months ended March 31, 2014. The Company estimates:

(a)	total investment income to have totaled between $7.6 million and $8.0 million for the three months ended March 31, 2014;

(b)	net investment income to have totaled between $3.6 million and $4.0 million, or between $0.30 and $0.33 per share, for the three months ended March 31, 2014;

(c)	net increase in net assets resulting from operations to have totaled between $4.2 million and $4.6 million, or between $0.35 and $0.38 per share, for the three months ended March 31, 2014; and

(d)	net asset value as of March 31, 2014 to be between $14.45 and $14.55 per share.

These estimates are subject to the completion of our financial closing procedures and are not a comprehensive statement of our financial results for the three months ended March 31, 2014. We advise you that our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for the three months ended March 31, 2014 are finalized.

In addition, the preliminary financial data herein have been prepared by, and is the responsibility of, management and have not been approved by our Board of Directors. Grant Thornton LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary estimates. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2014	Stellus Capital Investment Corporation

	By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer